EXHIBIT 10.10

WW INTERNATIONAL, INC.

TERM SHEET FOR

RESTRICTED STOCK UNIT AWARDS (EMPLOYEE)

FOR GOOD AND VALUABLE CONSIDERATION, WW International, Inc., a Virginia corporation (the “Company”), hereby grants to the Participant identified below (the “Participant”) the aggregate number of Restricted Stock Units specified below, representing a contractual right to receive a Share (the “Award”) pursuant to the Company’s 2025 Stock Incentive Plan, as in effect from time to time (the “Plan”) and the terms, conditions, and restrictions set forth in this Term Sheet, the Plan, and the Terms and Conditions for Participant Restricted Stock Unit Awards promulgated under such Plan and as attached hereto (the “Terms and Conditions”). This Term Sheet and the Terms and Conditions, together, constitute an “Award agreement” pursuant to the Plan. Capitalized terms not otherwise defined herein shall have the same meanings ascribed to them in the Terms and Conditions or the Plan, as applicable.

Key Terms and Conditions
Name of Participant:
Grant Date:
Number of Restricted Stock Units:
Vesting Schedule for Restricted Stock Units
Vesting Date	# of Restricted Stock Units

By electronically acknowledging and accepting this Term Sheet and the Terms and Conditions within sixty (60) days after the date of the electronic mail notification to the Participant of the grant of this Award (the “Electronic Notification Date”), the Participant acknowledges that the Participant has received and read, and agrees that the Restricted Stock Units granted herein are awarded pursuant to the Plan, are subject to and qualified in their entirety by this Term Sheet, the Plan, and the Terms and Conditions, and shall be subject to the terms and conditions of this Term Sheet, the Plan and the Terms and Conditions. If the Participant does not sign and return (or electronically accept, as applicable) this Term Sheet within sixty (60) days of the Electronic Notification Date, this Award shall be forfeited and shall be of no further force and effect.

WW INTERNATIONAL, INC.

By: _________________________________________________________________

Name: Participant Name:

Title:

5004578574.2

WW INTERNATIONAL, INC.

TERMS AND CONDITIONS FOR

RESTRICTED STOCK UNIT AWARDS (EMPLOYEE)

WW International, Inc., a Virginia corporation (the “Company”), grants to the Participant who is identified on the Term Sheet for Restricted Stock Unit Awards (Employee) provided to the Participant herewith (the “Term Sheet”) the Restricted Stock Units specified in the Term Sheet, upon the terms and subject to the conditions set forth in (i) the Term Sheet, (ii) the Company’s 2025 Stock Incentive Plan, as in effect from time to time (the “Plan”), and (iii) these Terms and Conditions for Restricted Stock Unit Awards (Employee) promulgated under such Plan (these “Terms and Conditions”), each hereby incorporated herein by this reference and each as amended from time to time.

ARTICLE I

DEFINITIONS

Capitalized terms not otherwise defined herein shall have the same meanings ascribed to them in the Term Sheet or the Plan.

Section 1.1 – Cause

“Cause” shall mean “Cause” as defined in the Participant’s employment or services agreement with the Company as in effect at the relevant time, or if no such agreement is in effect (or if “Cause” or a term of similar import is not defined in such agreement) (i) the Participant's neglect in the performance of the Participant’s duties with respect to the Company or its Affiliates, or willful or repeated failure or refusal to perform such duties (other than any such failure resulting from incapacity due to physical or mental illness resulting in a Disability); (ii) engaging in conduct in connection with the Participant’s employment with the Company, which results or could reasonably be expected to result in, material harm to the business or reputation of the Company or its Affiliates; (iii) indictment, conviction of, or plea of guilty or no context to, (a) any felony or (b) any other crime that results, or could reasonably be expected to result, in material harm to the business or reputation of the Company or any of its Affiliates; (iv) material violation of the written policies of the Company or any of its Affiliates or those set forth in the manuals or statements of policy of the Company or any of its Affiliates, including but not limited to those relating to sexual harassment, or the disclosure or misuse of confidential information; (v) fraud or misappropriation, embezzlement, or misuse of funds or property belonging to the Company or any of its Affiliates; or (vii) breach of any restrictive covenants applicable to the Participant as a result of any agreement with the Company or any of its Affiliates.

Section 1.2 ‑ Disability

“Disability” shall mean “Disability” as defined in the Participant’s employment or services agreement with the Company as in effect at the relevant time, or if no such agreement is in effect (or if “Disability” or a term of similar import is not defined in such agreement), “permanent and total disability” within the meaning of Section 22(e)(3) of the Code (without regard to the last sentence thereof).

Section 1.3 - Restrictive Covenant Agreement

“Restrictive Covenant Agreement” shall mean the restrictive covenant agreement entered into between the Participant and the Company or the applicable member of the Company Group, as in effect from time to time.

ARTICLE II

GRANT OF RESTRICTED STOCK UNITS

Section 2.1 ‑ Grant of Restricted Stock Units

On and as of the grant date set forth in the Term Sheet (the “Grant Date”), the Company irrevocably grants to the Participant the number of Restricted Stock Units specified on the Term Sheet, upon the terms and conditions set forth in the Term Sheet and these Terms and Conditions. The Restricted Stock Units shall vest in accordance with Article III hereof. Each Restricted Stock Unit entitles the Participant to receive one Share at settlement, as described below.

Section 2.2 ‑ Consideration to the Company

In consideration of the granting of the Award by the Company, the Participant agrees to render faithful and efficient services to the Company or its Affiliates with such duties and responsibilities as the Company or its Affiliates shall from time to time prescribe. Nothing in the Term Sheet, in these Terms and Conditions or in the Plan shall confer upon the Participant any right to continue in the Employment of the Company or its Affiliates, or shall interfere with or restrict in any way the rights of the Company or its Affiliates, which are hereby expressly reserved, to terminate the Employment of the Participant at any time for any reason whatsoever, with or without Cause. Participant hereby acknowledges and agrees that neither the Company nor its Affiliates nor any other Person has made any representations or promises whatsoever to the Participant concerning the Participant’s Employment or continued Employment by the Company or its Affiliates.

ARTICLE III

VESTING

Section 3.1 ‑ Vesting

The Restricted Stock Units shall vest on the dates specified on, and to the extent provided by, the vesting schedule set forth on the Term Sheet (each, a “Vesting Date”). Except as expressly provided in this Section 3.1, Restricted Stock Units shall vest on the applicable Vesting Date(s) so long as the Participant is in continuous Employment with the Company from the Grant Date through the applicable Vesting Date. Upon the termination of Employment of the Participant for any reason or no reason, all unvested Restricted Stock Units held by such Participant shall immediately and without further action by such Participant or the Company be forfeited for no consideration; provided that, notwithstanding anything in the Plan to the contrary, (a) upon the termination of Employment of the Participant by the Company without Cause or due to the Participant’s death or Disability (each a “Qualifying Termination”), the Restricted Stock Units scheduled to vest upon the next Vesting Date shall immediately and without further action by the Participant or the Company become fully vested upon the date of the termination of Employment of the Participant, and (b) upon the occurrence of a Change in Control, any Restricted Stock Units that are unvested as of immediately prior to such Change in Control shall immediately and without further action by the Participant or the Company become fully vested upon the date of such Change in Control (and the date of such termination of Employment of the Participant or Change in Control, as applicable, shall be the “Vesting Date” with respect to such Restricted Stock Units).

Section 3.2 ‑ Forfeiture of Restricted Stock Units

(a) Upon the termination of Employment of the Participant prior to a Vesting Date for any reason other than due to a Qualifying Termination, the Restricted Stock Units shall, to the extent not then vested, immediately, and without further action by the Participant or the Company, be forfeited without consideration therefor.

(b) Upon the termination of Employment of the Participant by the Company for Cause, all Restricted Stock Units (including any Restricted Stock Units that are vested or have become vested but have not yet been settled in

Shares hereunder) shall immediately, and without further action by the Participant or the Company, be forfeited for no consideration.

ARTICLE IV

SETTLEMENT OF AWARD

Section 4.1 ‑ Conditions to Settlement of Restricted Stock Units

The Shares deliverable upon the settlement of the Restricted Stock Units shall be fully paid and nonassessable and shall be settled by the Company by entering such Shares in book-entry form. The Company shall not be required to deliver any Shares upon the settlement of any Restricted Stock Units, or any portion thereof, prior to fulfillment of all of the following conditions: (a) the obtaining of approval or other clearance from any state or federal governmental agency which the Committee shall, in its absolute discretion, determine to be necessary or advisable; and (b) the lapse of such reasonable period of time following the applicable Vesting Date, as the Committee may from time to time establish for reasons of administrative convenience. Until Shares are issued to the Participant in respect of Restricted Stock Units, the Participant shall not be, nor have any of the rights or privileges of, a stockholder of the Company (including, but not limited to, any voting rights). The Company’s obligation to issue Shares or otherwise make any payment with respect to vested Restricted Stock Units is subject to the condition precedent that the Participant or other Person entitled under the Plan to receive any Shares with respect to the vested Restricted Stock Units deliver to the Company any representations or other documents or assurances as the Company may reasonably require, including but not limited to all acts and documents related to compliance with securities, tax and other applicable laws and regulations. The Participant shall have no further rights with respect to any Restricted Stock Units for which Shares are issued under this Article IV.

Section 4.2 – Settlement of Restricted Stock Units; Rights as Stockholder

(a) Settlement of Restricted Stock Units; Tax Withholding. Unless otherwise set forth herein, the Participant shall receive, as soon as commercially practicable after the applicable Vesting Date (and in no event later than seventy-four (74) days following the applicable Vesting Date), one Share for each Restricted Stock Unit that becomes vested upon such Vesting Date (the date that such Share is delivered, as applicable, the “Settlement Date”).

It shall be a condition of the obligation of the Company upon delivery of Shares to the Participant pursuant this Section 4.2 that the Participant pay to the Company such amount as may be requested by the Company for the purpose of satisfying any liability for any federal, state or local income or other taxes required by law to be withheld with respect to the delivery of such Shares. Subject to the discretion of the Committee, the Participant may satisfy any federal, state or local tax withholding obligation relating to the delivery of Shares as determined by the Committee (including the Company’s right to withhold from any compensation paid to the Participant by the Company Group including by “net settlement” or retaining Shares otherwise payable in respect of the Award with a Fair Market Value equal to the amount sufficient to satisfy the statutory federal, state, foreign and local taxes and any employment, disability, social welfare or other legally required withholdings) or, unless otherwise determined by the Committee upon or prior to a Settlement Date, by any of the following means or by a combination of such means: (i) tendering a cash payment; (ii) authorizing the Company to issue and then immediately redeem or repurchase Shares at Fair Market Value; (iii) tendering to the Company currently owned and unencumbered Shares of the Company; or (iv) if there is a public market for the Shares at such time, through the delivery of irrevocable instructions to a broker to sell Shares obtained from the Award and to deliver promptly to the Company an amount out of the proceeds of such sale equal to the withholding, in each case in accordance with applicable laws, and in each of clauses (ii), (iii) and (iv), immediately tendering the redemption or repurchase price paid by the Company in respect of such Shares back to the Company. Notwithstanding anything to the contrary herein, if the tax obligation arises during period in which the Participant is prohibited from trading Shares under any policy of the Company or by reason of the Act, then the tax withholding obligation shall automatically be satisfied by the Company by “net settlement” or retaining Shares otherwise payable in respect of the Award with a Fair Market Value equal to the amount sufficient to satisfy the statutory federal, state, foreign and local taxes and any employment, disability, social welfare or other legally required withholdings.

(b) Dividend Equivalent Rights. Each Restricted Stock Unit granted hereunder is hereby granted in tandem with a corresponding dividend equivalent right (a “Dividend Equivalent”). Each Dividend Equivalent right shall, to the extent a cash dividend or distribution (if any) is declared with respect to Shares and has an ex dividend date(s) that occur on or after the applicable Grant Date but prior to the applicable RSU Termination Date (as defined below), and subject to the terms set forth below, entitle the Participant to a payment in the amount of any such dividend or distribution (if any) paid by the Company in respect of a Share. The Dividend Equivalent right shall remain outstanding from the Grant Date through the earlier to occur of (i) the termination or forfeiture for any reason of the Restricted Stock Unit to which such Dividend Equivalent right corresponds, or (ii) the delivery to the Participant of the Share in respect of the Restricted Stock Unit to which such Dividend Equivalent right corresponds upon the Settlement Date (as applicable, the “RSU Termination Date”). The Company shall maintain a notional account (the “Account”) for the benefit of the Participant, in which the Company shall record the amount of each such cash dividend or distribution (if any). Each Dividend Equivalent right will entitle the Participant to a payment in, as determined by the Company in its sole discretion with respect to the form of payment: (A) cash or (B) a number of Shares equal to the balance of the Account associated with such Dividend Equivalent right divided by the Fair Market Value, on the applicable Vesting Date of the Restricted Stock Unit to which such Dividend Equivalent right corresponds, of one Share. In the event the Account balance is paid in Shares, if the calculation set forth in the preceding sentence results in fractional Shares, the Company shall round down such number of Shares to the nearest whole number (in which case the Company shall pay to the Participant an amount in cash equal to the fractional Shares based on the Fair Market Value thereof). Payment in respect of each Dividend Equivalent right will be made upon the Settlement Date in respect of the Restricted Stock Unit to which such Dividend Equivalent right corresponds; provided that, with respect to any dividend or distribution (if any) that is paid after the RSU Termination Date, the applicable Dividend Equivalent payment will be made if and when the Company pays the underlying dividend or distribution (if any), but in no event later than March 15th of the calendar year following the calendar year in which the applicable ex dividend date occurs. If the underlying Restricted Stock Unit is forfeited or otherwise fails to vest for any reason pursuant to Section 3.1 or Section 3.2, the Participant shall, automatically and without further action by the Company or the Participant, forfeit all amounts maintained in the Account without consideration therefor. In no event shall a Dividend Equivalent payment be made that would result in the Participant receiving both the Dividend Equivalent payment and the actual dividend with respect to the same Restricted Stock Unit and corresponding Share. Dividend Equivalent rights and any amounts that may become distributable in respect thereof shall be treated separately from the Restricted Stock Units and the rights arising in connection therewith for purposes of the designation of time and form of payments required by Section 409A of the Code.

(c) HSR. Notwithstanding the foregoing, in the event that Participant would be required to make a filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) in connection with receipt of Shares hereunder, the applicable time period(s) pursuant to this Section 4.2 shall be appropriately extended to permit such filing, pay the necessary filing fees (which will be the Participant’s sole responsibility to pay), and observe the statutory waiting period(s), but not beyond March 15th in the calendar year following the calendar year in which the applicable Vesting Date occurs. Subject to the foregoing, the Participant will provide at least sixty (60) days’ written notice to the Company prior to any Vesting Date if the vesting and settlement of the Restricted Stock Units that would become vested upon such Vesting Date would or would reasonably be expected to require such a filing under the HSR Act.

(d) Limitation on Obligations. The Company’s obligation with respect to the Restricted Stock Units granted hereunder is limited solely to the delivery to the Participant of Shares on the date when such Shares are due to be delivered hereunder, and in no way shall the Company become obligated to pay cash in respect of such obligation (except as set forth in Section 4.2(b)). This Award shall not be secured by any specific assets of the Company or any of its Affiliates, nor shall any assets of the Company or any of its Affiliates be designated as attributable or allocated to the satisfaction of the Company’s obligations under the Term Sheet, these Terms and Conditions or the Plan.

(e) Tax Advice. The Participant is hereby advised to seek the Participant’s own tax counsel regarding the taxation of an award of Restricted Stock Units made hereunder.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Section 5.1 - Authorization

The Company represents and warrants to the Participant that (a) the Term Sheet and these Terms and Conditions has been duly authorized, executed and delivered by the Company, and (b) upon the vesting of Restricted Stock Units (or any portion thereof), the Shares, when issued and delivered in accordance with the terms hereof, will be duly and validly issued, fully paid and nonassessable.

Section 5.2 - Registration

The Company shall use reasonable efforts to register the Shares on a Form S‑8 Registration Statement or any successor to Form S‑8 to the extent that such registration is then available with respect to such Shares, and the Company will file the reports required to be filed by it under the Securities Act of 1933, as amended (the “1933 Act”), and the Act, and the rules and regulations adopted by the Securities and Exchange Commission thereunder, to the extent required from time to time to enable the Participant to sell the Participant’s Shares without registration under the 1933 Act within the limitations of the exemptions provided by (a) Rule 144 under the 1933 Act, as such rule may be amended from time to time, or (b) any similar rule or regulation hereafter adopted by the Securities and Exchange Commission.

Section 5.3 - Participant Representations

The Participant represents and warrants that the Participant is acquiring the Restricted Stock Units and, if and when the Restricted Stock Units vest, will acquire the Shares covered thereby solely for the Participant’s own account, for investment purposes only, and not with a view to or an intent to sell or distribute, or to offer for resale in connection with any unregistered distribution, all or any portion of the Restricted Stock Units or Shares within the meaning of any applicable federal or state securities laws. The Participant has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the Award and the restrictions imposed thereon. The Participant has been furnished with, and/or has access to, such information as he or she considers necessary or appropriate for deciding whether to accept the Award. However, in evaluating the merits and risks of an investment in the Company, the Participant has and will rely upon the advice of his/her own legal counsel, tax advisors, and/or investment advisors. The Participant is aware that Shares may be of no practical value. The Participant has read and understands the restrictions and limitations set forth in the Plan and herein. The Participant confirms that the Participant has not relied on any warranty, representation, assurance or promise of any kind whatsoever in entering into the Term Sheet and these Terms and Conditions other than as expressly set out in herein or in the Plan.

ARTICLE VI

OTHER TERMS AND CONDITIONS

Section 6.1 – Administration; Clawback

(a) The Committee is authorized to interpret the Plan, the Term Sheet and these Terms and Conditions, to establish, amend and rescind any rules and regulations relating to the Plan, the Term Sheet and these Terms and Conditions, and to make any other determinations that it deems necessary or desirable for the administration of the Plan, the Term Sheet and these Terms and Conditions, and may delegate such authority, as it deems appropriate. Any decision of the Committee in the interpretation and administration of the Plan, the Term Sheet and these Terms and Conditions shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, the Participant and the Participant’s beneficiaries or successors). No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, the Term Sheet or these Terms and Conditions, or the Restricted Stock Units granted hereunder. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan, the Term Sheet and these Terms and Conditions.

(b) The Participant acknowledges and agrees that this Award and the Restricted Stock Units granted hereunder, and all amounts paid or payable under the Term Sheet and these Terms and Conditions, are subject to the provisions of the WW International, Inc. Incentive Compensation Clawback Policy (as in effect from time to time) and any successor policy thereto, and any and all other applicable clawback policies or procedures adopted by the Company or any member of the Company Group at any time or from time to time whether as required by applicable law or any applicable securities exchange listing standards, or as otherwise determined by the Board (or a committee thereof), which may in each case provide for forfeiture and/or recoupment of amounts paid or payable hereunder.

Section 6.2 - Binding Effect; Transferability

The provisions of the Term Sheet and these Terms and Conditions shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns. The Restricted Stock Units shall not be transferable or assignable by the Participant otherwise than by will or by the laws of descent and distribution. In no event shall the Restricted Stock Units be transferable for value.

Section 6.3 – Interpretation; Severability

In the Term Sheet and these Terms and Conditions, (a) all references to “dollars” or “$” are to United States dollars and (b) the word “or” is not exclusive. If any provision of the Term Sheet and these Terms and Conditions shall be declared illegal, void or unenforceable by any court of competent jurisdiction, the other provisions shall not be affected, but shall remain in full force and effect. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Term Sheet and these Terms and Conditions. The masculine pronoun shall include the feminine and neuter, and the singular the plural, where the context so indicates. The failure of the Company to enforce at any time any provision hereof shall in no way be construed to be a waiver of that provision or of any other provision hereof.

Section 6.4 ‑ Notices

Any notice to be given under the terms of the Term Sheet and these Terms and Conditions to the Company shall be given in writing and addressed to the Company in care of its Secretary, and any notice to be given to the Participant shall be given in writing and addressed to him or her at the address given on the Term Sheet. By a notice given pursuant to this Section 6.4, either party may hereafter designate a different address for notices to be given to such party. Any notice which is required to be given to the Participant shall, if the Participant is then deceased, be given to the Participant's personal representative if such representative has previously informed the Company of his or her status and address by written notice under this Section 6.4. Any notice to be given under the terms of the Term Sheet and these Terms and Conditions shall be deemed effectively given upon personal delivery, electronic delivery, or upon deposit in the U.S. Post Office or foreign postal service, by registered or certified mail, with postage and fees prepaid, or with a nationally recognized courier designating express or expedited service with evidence of delivery, addressed to the other party at the address, including email address, if any, provided in accordance with this Section 6.4, or at such other address as such party may designate in writing from time to time to the other party.

Section 6.5 ‑ Applicability of Plan

The Shares issued to the Participant in settlement of the Restricted Stock Units granted hereunder shall be subject to the terms and provisions of the Plan. In the event of any conflict between the Term Sheet and these Terms and Conditions, these Terms and Conditions shall control. In the event of any conflict between the Term Sheet or these Terms and Conditions and the Plan, the terms of the Plan shall control.

Section 6.6 – Restrictive Covenant Agreements

As a condition of this Restricted Stock Unit Award, to the extent that the Participant has not done so already, the Participant agrees to execute and deliver the Restrictive Covenant Agreement in form and substance acceptable to the Company, and Participant agrees to be bound by the terms of such agreement and the terms of such Restrictive Covenant Agreement are hereby incorporated by reference as if fully set forth herein.

Section 6.7 ‑ Amendment

The Term Sheet and these Terms and Conditions may be amended only by a writing executed by the Participant and the Company which specifically states that it is amending the Term Sheet or these Terms and Conditions, as applicable.

Section 6.8 ‑ Governing Law; Jurisdiction

The Term Sheet and these Terms and Conditions shall be governed by and construed and interpreted in accordance with the laws of the State of New York, and except as otherwise provided in the applicable Award agreement, any and all disputes between a Participant and the Company Group relating to this Award shall be brought only in a state or federal court of competent jurisdiction sitting in Manhattan, New York. By execution and delivery of Term Sheet and these Terms and Conditions, the Participant and the Company Group irrevocably submit to the jurisdiction of such courts for itself, himself or herself and in respect of its, his or her property with respect to such action. The Participant and the Company Group irrevocably agree that venue would be proper in such court, and hereby irrevocably waive any objection that such court is an improper or inconvenient forum for the resolution of such action.

Section 6.9 – Counterparts; Electronic Delivery

The Term Sheet and these Terms and Conditions may be executed in any number of counterparts, including via facsimile or PDF, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument. The Company may, in its sole discretion, decide to deliver any documents related to the Award (or future Awards that may be granted under the Plan) and participation in the Plan by electronic means or to request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.

Section 6.10 – Code Section 409A

This Award is intended to be exempt from, or comply with, Section 409A of the Code and to be interpreted in a manner consistent therewith. To the extent necessary to avoid the imposition of tax or penalty under Section 409A of the Code, any payment any member of the Company Group to the Participant (if the Participant is then a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code and Treasury Regulation §1.409A-1(i)(1)) of “deferred compensation,” whether pursuant to the Plan or otherwise, arising solely due to a “separation from service” (and not by reason of the lapse of a “substantial risk of forfeiture”), as such terms are used in Section 409A of the Code, shall be delayed (to the extent otherwise payable prior to such date) and paid on the first day following the six-month period beginning on the date of the Participant’s separation from service under Section 409A of the Code (or, if earlier, upon the Participant’s death). Each payment or installment due to the Participant from any member of the Company Group, whether under the Term Sheet or these Terms and Conditions or otherwise, is intended to constitute a “separate payment” for purposes of Section 409A of the Code. In no event shall any member of the Company Group or any of their respective directors, officers, employees, consultants, agents or advisers, have any liability to the Participant or any other Person due to the failure of the Award to satisfy the requirements of Section 409A of the Code. In the event that the Participant and the Company reasonably agree that the payments and benefits provided under the Term Sheet or these Terms and Conditions, or the provisions of this Term Sheet or these Terms and Conditions are not in compliance with Section 409A of the Code, the Participant and the Company shall in good faith attempt to modify the Term Sheet and these Terms and Conditions, as applicable, to comply with Section 409A of the Code while endeavoring to maintain the intended economic benefits thereunder.